Exhibit 10.7

NYXOAH SA

Rue Edouard Belin 12

1435 Mont-Saint-Guibert

Register of Legal Brabant wallon

VAT: BE 0817.149.675

(the “Company”)

2020 WARRANTS PLAN

1	Definitions

For the purposes of this Plan, the following terms shall have the following meaning:

“Articles of Association” means the articles of association of the Company.

“Beneficiary” means a person duly designated by the Holder, be it his spouse or his legal heirs, to exercise the rights of the Holder under this Plan after the decease of the Holder. Designation, revocation and re-designation of a Beneficiary shall be done in writing. In the absence of any valid designation, the heirs of the Holder will, in accordance with the applicable laws of inheritance, be deemed to be the Beneficiary. In case there are several heirs, all heirs acting jointly, or a person designated by all heirs acting jointly, will be deemed to be the Beneficiary.

“Board of Directors” means the board of directors of the Company.

“Change of Control” means any change of Control of the Person concerned, including (i) the loss of the exclusive Control, (ii) the loss of one or more of the (three) criteria used in the definition of Control, (iii) in case of common Control, the loss of common Control or the modification of the Shareholders of the common Control, including the replacement of any Person holding the common Control, (iv) in case of succession of a Person being a natural person, the change of Control from such Person to the heirs thereof, (v) in case of nomination of a guardian, provisional administrator or similar act on a Person, being a natural person, the change of Control from such Person to the guardian or administrator thereof; provided, however, that a Change of Control does not include a change of Control resulting from a person acquiring securities which are quoted on an internationally recognised stock exchange..

“Company” means NYXOAH SA, a company limited by shares subject to Belgian law (“société anonyme”), with registered office at Rue Edouard Belin 12, 1435 Mont-Saint-Guibert, Belgium and registered with the Register of Legal Entities (Brabant wallon) under number 0817.149.675.

“Control” and any derivation thereof, means with respect to any Person, any other Person, who has, directly or indirectly, (i) the majority of the outstanding voting interests in the Person concerned, (ii) the power, by contract or otherwise, to exercise, legally or factually, a determining influence on the appointment or dismissal of the majority of the directors, trustees, general partners or other governing body as applicable, in the Person, or (iii) the power, by contract or otherwise, to exercise, legally or factually, a determining influence on the orientation of the Person’s management.

“Controller” has the meaning as set out in Clause 8.1.

“Controlling Shareholder” has the meaning as set out in Clause 7.

“Deemed Liquidation Event” means (i) sale, lease transfer, exclusive license or other disposition of all or substantially all of the Company’s assets (including for the avoidance of doubt the material intellectual property rights of the Company and its Subsidiaries (if any)) or Shares, in a single transaction or series of related transactions, (ii) transaction or series of transactions resulting in a Change of Control over the shareholding of the Company (meaning a transaction as a result of which a third party acquires the exclusive Control over the company), or (iii) merger, reverse merger or consolidation (with or into another entity) in which outstanding Shares of the Company or Subsidiary are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring company or its Subsidiary and in which the shareholders of the Company immediately prior to the transaction do not own a majority of the shares of the surviving entity.

“Eligible Warrants” has the meaning as set out in Clause 7.

“End of Mandate” means the effective date of the termination, for whatsoever reason, of (i) the employment contract between the concerned Holder and any Group Company, (ii) the director’s mandate exercised by the concerned Holder with any Group Company, or (ii) the services or other collaboration agreement between the concerned Holder and any Group Company. Such termination will not imply the “End of Mandate”, however, if the termination of the relationship with the concerned Group Company is accompanied by the simultaneous entering into of an employment agreement with another Group Company, by the simultaneous appointment as a director of another Group Company, or by the simultaneous entering into of a services agreement with another Group Company.

“Exercise Period” means any of the periods during which, in accordance with Clause 6.2 of this Plan, the Holder can exercise Warrants granted to him/her so as to obtain Shares.

“Final Exercise Date” means the last date of the last Exercise Period.

“Group Companies” means the Company and its Subsidiaries from time to time.

“Holder” means a physical person or a legal entity to whom the Company has granted Warrants and who/that has completely or partially accepted these Warrants.

“IPO” means an initial public offering of the Company’s Shares.

“Israeli Participant” has the meaning as set out in Clause 7.

“ITA” has the meaning as set out in Clause 7.

“Liquidation Event” means a liquidation, dissolution, winding up or bankruptcy of the Company.

“Ordinance” has the meaning as set out in Clause 7.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, investment fund, other business organisation, trust, union or association.

“Personal Data” has the meaning as set out in Clause 8.2.

“Plan” means this 2020 Warrants Plan regarding warrants issued by the Company.

“Processor” has the meaning as set out in Clause 8.4.

“Rules” has the meaning as set out in Clause 7. “Share” means any common share in the Company.

“Subsidiary” has the meaning as set out in Article 1:15 of the Code of Companies and Associations.

“Trustee” has the meaning as set out in Clause 7.

“Warrant” means a subscription right regarding a newly to be issued Share, issued and granted on the basis of this Plan.

2	Object and purpose of the Plan

Each Warrant shall entitle its Holder to subscribe for one (1) Share upon exercise of the Warrant, under the terms and conditions set out in this Plan.

In the framework of this Plan no more than five hundred fifty thousand (550,000) Warrants can be issued. Consequently, the Company can issue up to five hundred fifty thousand (550,000) Shares as a result of the exercise of the Warrants.

The purpose of this Plan is to advance the interests of the Company and its shareholders by enhancing the Group Companies’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company or any other Group Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company and its shareholders.

3	Granting and acceptance of the Warrants

The Warrants can be granted to employees, officers, directors, consultants and advisors of any Group Company and any persons who have accepted an offer for employment or to provide professional services to a Group Company. The Warrants are granted by the Board of Directors, except for grants of Warrants to directors of the Company which must be approved by the shareholders’ meeting.

The total number of Holders shall, in any event, be lower than one hundred fifty (150).

Each Holder has the possibility to accept or to refuse the individual grant of Warrants by the Board of Directors. The acceptance of Warrants needs to be done in writing by checking the option acceptance, mentioning the number of accepted Warrants, on the answer form prepared for these purposes. The answer form must be completed and signed by the Holder and be delivered to the Company within sixty (60) days after the date of the grant, or prior to any earlier date stated therein. If the Holder does not accept in writing the offer of Warrants prior to the ultimate date stated in the answer form, he/she is deemed to have refused the offer of Warrants.

Notwithstanding the foregoing, the offering and acceptance of Warrants may also be included in a specific warrant agreement, or inserted in another agreement signed by the Company and the Holder.

Warrants that have been granted but that are refused by the Holder or that are not timely accepted in writing, shall become automatically null and void and cannot be offered again.

4	Terms and conditions of the Warrants

4.1	Warrant price

The Warrants shall be granted by the Company free of charge.

4.2	Vesting

4.2.1	When granting the Warrants, the Board of Directors may freely decide if, when and to which extent the attributed Warrants will effectively vest for the Holders.

4.2.2	Except as explicitly provided otherwise in this Plan and unless the Board of Directors (or the shareholders’ meeting of the Company for grants of Warrants to directors of the Company) decides otherwise at the time of the relevant grant of the Warrants and subject to the End of Mandate (i) one third of the Warrants granted to and accepted by a Holder (whereby fractions of Warrants shall be rounded down) shall be deemed definitively vested on the date of the granting of the Warrants, (ii) one third of the Warrants granted to and accepted by a Holder (whereby fractions of Warrants shall be rounded down) shall be deemed definitively vested on the first anniversary of the date of the relevant grant of the relevant Warrants, and (iii) the remainder of the Warrants granted to and accepted by a Holder shall be deemed definitively vested on the second anniversary of the date of the relevant grant of the relevant Warrants.

4.2.3	The Board of Directors (subject to the approval by the shareholders’ meeting of the Company regarding any Warrants granted to directors of the Company) can also decide to modify the vesting conditions after the granting of Warrants, provided that the rights of the Holder may not be restricted without the latter’s consent. Prior to the End of Mandate, the Board of Directors will, for example, in mutual agreement with the Holder, be able to allow that all or a part of the Warrants that have not yet definitively vested at the End of Mandate, are definitively vested.

4.3	Exercise price

4.3.1	Warrants granted prior to an IPO

The exercise price of each Warrant granted prior to an IPO shall be equal to the market value of one Share at the time of granting of the Warrants as determined by the Board of Directors and confirmed by the Company’s auditor (“commissaire”) or, if the Company has not appointed an auditor, an ad hoc auditor (“réviseur d’entreprise”) or an external accountant (“expert-comptable externe”) designated by the Board of Directors, provided that the exercise price of one (1) Warrant cannot be lower than the book value of the existing Shares as it appears in the most recently approved annual accounts of the Company.

4.3.2	Warrants granted after an IPO

Unless the Board of Directors at the time of the grant of the Warrant determines a higher exercise price, the exercise price of a Warrant granted after an IPO will be equal to the lowest of the following prices:

(i)	the last closing price of the Company’s Share ,on the stock exchange where the Company’s shares are (first) listed, prior to the date on which the Warrant is offered; or

(ii)	the average closing price of the Company’s Share, on the stock exchange where the Company’s shares are (first) listed, over the thirty (30) day period preceding the date on which the Warrant is offered.

4.3.3	The exercise price may never be below the par value of the existing Shares at the date on which the Warrants were issued.

4.3.4	Upon exercise, the portion of the exercise price up to the par value of the existing Shares needs to be recorded as capital. The portion of the exercise price exceeding the par value of the existing Shares needs to be recorded on a separate account unavailable for distribution called “Issuance premiums”.

4.4          Duration of the Warrants

4.4.1	The Warrants have a duration of ten (10) years as from the date of the extraordinary shareholders’ meeting of the Company deciding on the issuance of the Warrants.

4.4.2	Any Warrant shall immediately become automatically null and void if not exercised in accordance with the modalities provided for in this Plan (i) within ten (10) years after the date of the issuance of the Warrant, (ii) prior to a bankruptcy of the Company, (iii) in case of a Liquidation Event other than bankruptcy, prior to the effective date of such Liquidation Event, or (iv) in case of a Deemed Liquidation Event, prior to the completion of such Deemed Liquidation Event, unless the Board of Directors (or the shareholders’ meeting of the Company for grants of Warrants to directors of the Company) decides otherwise at the time of the relevant grant of the Warrants.

4.5          Nature

The Warrants are and will remain registered. They will be recorded in the register of warrant holders, which will be kept by the Company at the registered office, mentioning the identity of each Holder and the number of Warrants held by such Holder.

4.6          Adjustments

4.6.1	Modification of the Company’s capital structure Contrary to Article 7:71 of the Code of Companies and Associations and without prejudice to the exceptions provided for by law, the Company shall retain the right to take decisions and close transactions that could have an influence on its capital, the distribution of profit or the liquidation bonuses, or that could possibly have another influence on the Holders’ rights, except if such decisions or transactions only are aimed at diminishing the Holders’ benefits.

In case the rights of the Holder are affected by such decision or transaction, the Holder will not be entitled to a modification of the exercise price or the exercise conditions, nor to any other form of financial or other compensation. The Board of Directors may, at its own discretion, make amendments to the number of Shares to which one Warrant relates and/or to the exercise price, however. As soon as reasonably possible, the Company will inform the Holder of any such amendment by way of a written notification.

4.6.2       Reorganizations of Shares

In the event that the Company shall (i) sub-divide its Shares into a larger number of Shares, (ii) combine its Shares into a smaller number of Shares, (iii) increase or decrease the number of Shares by a reclassification of Shares (without an increase or decrease of the Company’s share capital), then the number of Shares to be issued upon exercise of the Warrant after the occurrence of one of such events shall be adjusted (if and to the extent required) so that, after giving effect to such adjustment, the Holder of the Warrant shall be entitled to receive the number of Shares upon exercise of the Warrant that such Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to the occurrence of the event concerned. An adjustment made pursuant to this Clause 4.6.2 shall become effective immediately after the effective date of the event concerned. The Company shall inform the Holders of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned.

4.6.3       Mergers, de-mergers

In the event that there shall be (i) a merger (“fusion”) of the Company with or into another person or entity whereby the Company is not the surviving entity, or (ii) a de-merger (“scission”) of the Company, whereby in both (i) and (ii) the Shares of the Company are exchanged into shares, other securities, cash or other property of one or more other persons, then the Shares to be issued upon exercise of the Warrant after the occurrence of one of such events shall be adjusted (if and to the extent required) so that, after giving effect to such adjustment, the Holder of the Warrant shall upon exercise of the Warrant be entitled to receive the number of shares, other securities, cash or other property of the successor or acquiring persons that such Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to the occurrence of the event concerned. An adjustment made pursuant to this Clause 4.6.3 shall become effective immediately after the effective date of the event concerned. The Company shall inform the Holders of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned.

5              End of Mandate - Transfer of the Warrants - Adjustments

5.1           End of Mandate

5.1.1	Unless the Board of Directors (or the shareholders’ meeting of the Company for grants of Warrants to directors of the Company) decides otherwise upon granting of the Warrants, at the End of Mandate of a Holder:

(i)	all Warrants that have been granted to such Holder but have not yet vested in accordance with this Plan, shall become automatically null and void, unless, prior to the End of Mandate, it is expressly agreed otherwise in writing between the Company and the Holder in accordance with Clause 4.2.3 of this Plan; and

(ii)	all Warrants that have been granted to such Holder and have vested in accordance with this Plan, shall remain with such Holder for a period of 3 months after the End of Mandate and all Warrants that are not exercised prior to the expiry of such 3 months’ period shall become automatically null and void.

5.1.2	Notwithstanding Clause 5.1.1 of this Plan, if the agreement or other relationship between the Holder and a Group Company is terminated for “cause”, all unexercised Warrants (even those already vested) that have been granted to such Holder shall become automatically null and void at the End of Mandate of such Holder. For the purposes of this Clause 5.1.2, “cause” means wilful misconduct by the Holder or wilful failure by the Holder to perform his/her responsibilities to the Group Company (including, without limitation, breach by the Holder of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between the Holder and the Group Company) as determined by the Company, which determination shall be conclusive. The Holder shall be considered to have been discharged for “cause” if the Company determines, within 30 days after the Holder’s resignation, that discharge for cause was warranted.

5.2          Member of the group

Unless the Board of Directors decides otherwise, all Warrants that have not yet vested in accordance with Clause 4.2 of this Plan shall become automatically null and void in case the company (other than the Company), of which the Holder is an employee, officer, director, consultant or advisor, is no longer Controlled by the Company.

5.3          Disability

5.3.1	If a Holder becomes fully disabled prior to the Final Exercise Date, all Warrants of the disabled Holder that have vested already in accordance with Clause 4.2 of this Plan prior to the date on which he/she became fully disabled shall immediately become exercisable until the first anniversary of the date on which the relevant Holder became fully disabled. All such Warrants that have not been exercised (or could not yet be exercised) in accordance with the modalities defined in this Plan prior to the first anniversary of the date on which the relevant Holder became fully disabled shall become automatically null and void.

5.3.2	All Warrants that have not yet vested in accordance with Clause 4.2 of this Plan prior to the date on which the relevant Holder became fully disabled shall become automatically null and void.

5.4          Decease

5.4.1	If a Holder deceases, all Warrants of the deceased Holder that have vested already in accordance with Clause 4.2 of this Plan at the time of his/her decease, are transferred to the Beneficiaries of the Warrant Holder, and they shall immediately become exercisable until the first anniversary of the decease of the relevant Holder. All such Warrants that have not been exercised (or could not yet be exercised) in accordance with the modalities defined in this Plan prior to the first anniversary of the decease of the relevant Holder shall become automatically null and void.

5.4.2	All Warrants that have not yet vested in accordance with Clause 4.2 of this Plan at the time of the decease of the Holder shall become automatically null and void.

5.5          Transferability

5.5.1	Unless the Board of Directors decides otherwise, the Warrants are not transferable inter vivos once they have been granted to a Holder, and may not be pledged or encumbered with any security, pledge or other right in rem in any other way, either voluntarily, by operation of law or otherwise.

5.5.2	Warrants that have been pledged or encumbered in violation of the preceding, shall become automatically null and void.

6              Exercise of the Warrants

6.1          General

6.1.1	The Warrants can only be exercised by the Holder if they have effectively vested pursuant to Clause 4.2 of this Plan and in accordance with any additional exercise restrictions decided by the Board of Directors upon the respective grant of the Warrants. The Warrants that consequently become exercisable must be exercised in accordance with the exercise modalities provided for in this Plan.

6.1.2	In case the Warrants, that are not yet exercisable in accordance with the terms and conditions of the Plan, become prematurely exercisable in accordance with Article 7:71 of the Code of Companies and Associations and are effectively exercised in accordance with such Article, the Shares that are issued as a result of such exercise will not be transferable until the moment that the Warrants would have been exercisable pursuant to the terms and conditions of the Plan, unless express approval is obtained from the Company and without prejudice to any other applicable share transfer restrictions (including, but not limited to, those set out in the Articles of Association).

6.1.3	In case Warrants that are effectively vested would not be exercised on the last day of the last Exercise Period during the duration of the Warrants as set out in Clause 4.4 of this Plan, such Warrants shall become automatically null and void.

6.2          Warrant Exercise Period

6.2.1	Without prejudice to Clause 6.1.1 of this Plan,

(i)       Warrants may be exercised during the following periods:

-     from 1 to 31 March; and

-     from 1 to 30 September,

of each year during which they are valid and exercisable; and

(ii)	in the event of the End of Mandate of a Holder, such Holder can exercise his/her Warrants during a period of 3 months immediately following the End of Mandate.

Within the legal boundaries, the Board of Directors can decide to amend the Exercise Periods, however, without being able to shorten them. For example, in order to avoid insider trading following an IPO, the Board of Directors can decide to introduce closed periods, during which the Warrants cannot be exercised. If such closed periods would fall within the aforementioned Exercise Periods, the Board of Directors can determine one or more additional Exercise Periods as compensation and communicate the new Exercise Periods in writing to the Warrant Holders.

Following an IPO, Warrants cannot be exercised and/or the Shares cannot be traded in the event that the Warrant Holder has inside information. In accordance with article 7, paragraph 1, a) of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, “inside information” means information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company or to one or more financial instruments issued by the Company, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

Holders whose exercise rights are limited as a consequence of the conditions of this Plan or of any “Dealing Code” of the Company, are never entitled to any indemnification or compensation from the Company.

The exercise of the Warrants at the exercise price is unconditional.

6.2.2	Liquidation Event, Deemed Liquidation Event or IPO

Notwithstanding Clauses 4.2, 6.1.1 and 6.2.1 of this Plan, and unless the Board of Directors (or the shareholders’ meeting of the Company for grants of Warrants to directors of the Company) decides otherwise at the time of the relevant grant of the Warrants, the Warrants will immediately vest and be exercisable during at least ten (10) business days (i) prior to the effective date of a Liquidation Event other than bankruptcy, (ii) prior to the completion of a Deemed Liquidation Event, and (iii) in the event of a IPO, prior to the admission of all or part of the Shares to an official listing of a stock exchange in a member state of the European Union, in the United States of America or in any regulated market declared equivalent to these markets by Royal Decree, it being understood that such vesting and exercise of the Warrants shall be conditional upon the effectiveness of such Liquidation Event, Deemed Liquidation Event or IPO. As the case may be, the provisions in the Articles of Association regarding pre-emption, tag-along and drag along rights shall apply.

6.3          Exercise restriction

The Board of Directors (or the shareholders’ meeting of the Company for grants of Warrants to directors of the Company) may impose additional restrictions and conditions to the exercisability of the Warrants at the time of grant of the Warrants.

6.4          Exercise modalities

In order to exercise a Warrant, at the latest on the Final Exercise Date, the Company needs to receive a written notice of exercise of the Warrants. The notification shall take place by registered mail, against receipt confirmation, or by personal delivery to the Board of Directors or the secretary of the Company at the registered office of the Company. The notice shall be signed by the Holder (or, if applicable, his/her Beneficiaries) and must explicitly state the number of Warrants being exercised and the number of Shares consequently being subscribed to. If the Warrants are exercised by one or more Beneficiaries, the notice of exercise needs to be accompanied by an appropriate proof of the right of this person or these persons to exercise the Warrants.

The full amount of the exercise price of the exercised Warrants needs to be paid in cash and deposited by wire transfer on a blocked account of the Company of which the bank account number is communicated by the Board of Directors. This payment shall take place within ten (10) business days after having received the aforementioned communication of the bank account number from the Board of Directors, or within ten (10) business days after the date of the notice of exercise in the event that the bank account number concerned has already previously been communicated by the Board of Directors.

6.5          Issuance of Shares

6.5.1	The Company will only be obliged to issue Shares as a result of the exercise of Warrants if such Shares are fully paid up and the other conditions set out in this Plan have been fulfilled.

6.5.2	The Shares will be issued as soon as reasonably possible, taking into account administrative formalities, after the end of the Exercise Period during which the concerned Warrant was validly exercised. To this effect, the Board of Directors or one of the directors will acknowledge before a notary public that the capital was increased in accordance with Article 7:187 of the Code of Companies and Associations.

6.5.3	The Shares that are issued as a result of the exercise of the Warrants will be common shares in the Company and will be fully profit sharing as from the beginning of the business year during which the Shares are issued and the following financial years.

6.5.4	The Shares that are issued as a result of this exercise of Warrants shall be delivered in registered form and will be fully profit sharing as from the beginning of the financial year during which the Shares are issued and the following financial years.

6.5.5	At the option of the Company, and to the extent legally and practically possible, the Shares shall be delivered as registered shares, or in dematerialised form. In case the Holder (or, as the case may be, the Holder’s Beneficiary) explicitly indicates in his/her/its notice of exercise the form in which he/she/it wants to see the Shares delivered, the Company will deliver the Shares in the form requested to the extent legally and practically possible and to the extent that this would be in accordance with the Articles of Association. The Company will inform the concerned Holder (or, as the case may be, the Holder’s Beneficiary) of the form of delivery in due time.

6.5.6	After the issuance of the Shares in registered form, which are subscribed for through the exercise of Warrants, one or more directors of the Company will, as attorney-in-fact, register the Shares in the name of the subscriber in the Company’s share register.

6.6	Rights as shareholders

The Holder or, as the case may be, the Holder’s Beneficiary does not have any rights and privileges of a shareholder regarding the Shares, object of this Plan, until the date these Shares are effectively issued by the Company to the Holder or, as the case may be, the Holder’s Beneficiary. Once the Shares have been issued by the Company to the Holder, the latter enjoys, in his capacity as shareholder, the same rights as the other shareholders in the Company, and such Shares shall be subject to the provisions of the Articles of Association (including but not limited to the share transfer restrictions).

7	Provisions regarding Israeli Holders

7.1	Notwithstanding anything stipulated in the Plan, the following conditions shall take precedence over any provision of the Plan in relation to Holders who are employees, officers, directors, consultants and/or advisors (“Nosei Misra” - as such term is defined in the Israeli Companies Law) of a Group Company residing and exercising their employment, mandate or function in Israel (hereinafter the “Israeli Participant”).

7.2	Warrants granted under the Plan to an Israeli Participant may contain such terms as will allow the Warrants and the Shares acquired pursuant to the exercise of such Warrants to be recognized (hereinafter “Eligible Warrants”) pursuant to Section 102 of the Israel Income Tax Ordinance (New Version), as amended (the “Ordinance”) and to comply with the Ordinance and its regulations and the Income Tax Rules (Tax Benefits in Share Issuances to Employees) 5363-2003 (the “Rules”).

7.3	Eligible Warrants, Warrants and/or Shares, as the case may be, shall be held in escrow for the benefit of such Israeli Participant by an Israeli Trustee appointed by the Company to hold in trust, the Eligible Warrants, Warrants and/or the (underlying) Shares issued upon exercise of such Warrants, on behalf of Israeli Participant(s) (the “Trustee”).

7.4	Application of section 102 of the Ordinance:

7.4.1	Warrants and/or Shares, as the case may be, granted to Israeli Participants who are deemed to be a “Controlling Shareholder”, as such term is defined in Section 32(i) of the Ordinance, or any Israeli resident serving as a consultant of the Company or an Israeli resident affiliate of the Company, and is not entitled to receive stock options under Section 102 of the Ordinance, shall be subject to Section 3(i) of the Ordinance, as shall apply from time to time. The Board of Directors shall have the absolute discretion to decide whether Warrants and/or Shares granted pursuant to Section 3(i) of the Ordinance shall be held with the Trustee.

7.4.2	Warrants and/or Shares, as the case may be, may be granted under Section 102 of the Ordinance to an Israeli tax resident who is an employee or a director of the Company or an Israeli affiliate of the Company, on behalf of whom a stock option is granted under Section 102 of the Ordinance.

7.4.3	The Trustee and each Israeli Participant in the Plan shall comply with the Ordinance and Rules and with the trust agreement entered into between the Company and the Trustee.

7.4.4	Without derogating from the aforementioned, the Board of Directors shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee.

7.4.5	The Eligible Warrants, Warrants and/or Shares, as the case may be, and any underlying rights, shall be issued to and held by the Trustee for the benefit of the Israeli Participant in accordance with the provisions of Section 102 of the Ordinance (under the tax route chosen by the Company) and the provisions of the Rules at least for the period required by the Ordinance and the Rules, or such other period as may be required by the Israeli Tax Authority (“ITA”). All rights accruing out of and/or resulting from the Eligible Warrants, Warrants and/or Shares, as the case may, including, but not limited to bonus shares, shall be vested with the Trustee until the end of the holding period, if and to the extent prescribed by the Ordinance and/or the Rules.

7.4.6	After the required holding period and subject to any further period included in this Plan, or the warrant agreement with the Israeli Participant, the Trustee may release the Eligible Warrants, Warrants and/or Shares, as the case may be to the Israeli Participant only after the receipt by the Trustee of an acknowledgment from the ITA that the Israeli Participant has paid or will pay any applicable tax due pursuant to the Ordinance and Rules.

7.4.7	The validity of any order given to the Trustee by the Israeli Participant shall be subject to the approval of the Company. The Company shall render its decision regarding whether to approve orders given by any Israeli Participant to the Trustee within a reasonable period of time. The Company shall not be required to approve any order which is incomplete, is not in accordance with the provisions of this Plan and the relevant warrant agreement or which the Company believes should not be executed for any reasonable reason. The Company shall notify the Israeli Participant of the reason for not approving his order. Approval by the Company of any order given to the Trustee by an Israeli Participant shall not constitute proof of the Company’s recognition of any right of such Trustee.

7.4.8	In the event a stock dividend and/or bonus shares is declared on the Eligible Warrants, Warrants and/or Shares, such dividend shares shall be subject to the provisions of this Plan and the holding period for such dividend shares shall be measured from the commencement of the holding period for the Eligible Warrants, Warrants and/or Shares, as the case may be, from which the dividend was declared.

7.4.9	According to today’s laws, the exemption under Section 102 of the Ordinance shall be forfeited and the Israeli Participant shall be required to pay any applicable tax promptly at such time as (i) the Company or the Israeli Participant fail to comply with one or more of the conditions for the exemption as required by the Ordinance, Rules or ITA; or (ii) the ITA withdraws or cancels the exemption for the Plan or for the particular Israeli Participant. Notwithstanding the loss of an exemption, the Trustee shall continue to hold the Eligible Warrants, Warrants and/or Shares, as the case may be (to the extent the Warrant remains exercisable following termination of employment) for the remainder of the applicable holding period under Section 102 of the Ordinance.

7.4.10	Notwithstanding the aforesaid, an Israeli Participant shall not be entitled to the issuance or exercise the Eligible Warrants, Warrants and/or Shares, including, but not limited to declared dividends and/or bonus shares, as the case may be, prior to the end of the holding period by the Trustee, in accordance with the tax route elected by the Company.

7.5	All tax, duties and levies liabilities regarding the issue and/or exercise and/or the transfer, waiver, or expiration and/or the disposal of the Eligible Warrants, Warrants and/or Shares, including, but not limited to declared dividends and/or bonus shares, as the case may be, shall be borne by the Israeli Participant and in the event of death of such Israeli Participant, by his/her Beneficiaries, all in accordance with the tax route elected by the Company.

7.6	Neither the Company nor any of its Subsidiaries nor the Trustee shall be required to bear the aforementioned taxes, duties and/or levies liabilities, directly or indirectly, nor shall they be required to gross up such taxes, duties and/or levies liabilities in the Israeli Participant’s salaries or remuneration. The applicable taxes, duties and/or levies liabilities shall be deducted from the proceeds of disposal of the Eligible Warrants, Warrants and/or Shares or shall be paid to the Trustee or to the Company, as the case may be, by the Israeli Participant. The Company is also entitled to withhold taxes, duties and/or levies liabilities in accordance with relevant law, rules and regulations.

7.7	Without derogating from the above, the Eligible Warrants, Warrants and/or Shares which are granted to Israeli Participants shall be subject to the provisions of Section 102 of the Ordinance, as shall apply from time to time, and the Rules promulgated thereunder. The Board of Directors shall have the absolute discretion to choose between any available tax routes to the Israeli Participant under Section 102 of the Ordinance, subject to the provisions of the Ordinance.

7.8	The Israeli Participant shall agree and undertake to indemnify the Trustee and the Company and its Subsidiaries and hold each of them harmless against and from any taxes, duties and/or levies liability, including interest and/or fines of any type and/or linkage differentials in respect of such taxes, duties and/or levies liability and/or withheld tax and penalties thereon, which may be incurred as a result of the granting or exercise of an Eligible Warrant or the issuance of Shares pursuant to such Warrants.

7.9	The Company’s obligation to deliver Shares upon the exercise of Warrants is subject to payment (or provision of payment satisfactory to the Board of Directors) by the Israeli Participant of all taxes, duties and/or levies liability due under any applicable law.

7.10	The ramifications of any future modification of any applicable law regarding the taxation of Eligible Warrants, Warrants and/or Shares granted to Israeli Participants shall apply to the Israeli Participants accordingly and such Israeli Participants shall bear the full cost thereof, unless such modified laws expressly provide otherwise. For the avoidance of doubt, should the applicability of such taxing arrangements to this Plan or to securities issued in the framework thereof be conditioned on an application by the Company or by the Trustee that same shall apply, the Company shall be entitled to decide, at its absolute discretion, whether to apply such taxing arrangements and to instruct the Trustee to act accordingly.

7.11	During the required holding period, the Israeli Participant shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise or (if applicable) vesting of a 102 trustee award and/or any securities issued or distributed with respect thereto, until the expiration of the required holding period. Notwithstanding the above, if any such sale, release or other action occurs during the required holding period it may result in adverse tax consequences to the Israeli Participant under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Israeli Participant.

8	Privacy and processing of Personal Data

To enable the proper set-up and management of the Plan and the (electronic) register of warrant holders and the (electronic) share register of the Company, information about each Holder will need to be collected and used. For Holders who are natural persons, this Clause 8 sets out the obligations of the Company and the rights of each of the Holders regarding this collection and use, and provides the legally required information in this respect.

8.1	Identity of the person responsible for Holders’ Personal Data.

The Company is the so-called “Controller”, i.e. the person responsible for the collection and use of Personal Data as is necessary for the setting-up, implementation, administration and management of the Plan, the (electronic) register of Warrant Holders and the (electronic) share register of the Company.

8.2          Nature of the Personal Data

The following items of information relating to each of the Holders will be collected and used:

(i)	identification data (e.g. name, contact details);

(ii)	electronic identification data;

(iii)	personal characteristics (e.g. date of birth, gender, nationality);

(iv)	employer’s or contractor’s identity;

(v)	preferred language;

(vi)	financial data (e.g. bank account); and

(vii)	details of all Warrants, underlying Shares and all other entitlement awarded, cancelled, purchased, vested, unvested or outstanding, together the “Personal Data”.

8.3	Why and how Personal Data is collected and used The Personal Data collected by way of the Company’s HR systems, any Warrant agreement or acceptance form will be used exclusively for the purposes of the setting-up, implementation, administration and management of the Plan and the maintenance of the (electronic) register of Warrant holders and (electronic) share register of the Company.

8.4          Other persons having access to the Personal Data and purpose thereof

The Controller can transfer the Personal Data to the following categories of recipients:

(i)	any service provider designated by the Controller to collect or use Personal Data on behalf of the Controller in accordance with this Clause 8 for the purposes of implementing, administrating and managing the Plan and, if applicable, the (electronic) register of Warrant Holders and (electronic) share register of the Company (the “Processors”); and

(ii)	regulatory authorities for complying with legal obligations in connection with the Plan.

Such recipients may be located in jurisdictions outside the European Economic Area that offer an adequate level of personal data protection, in particular Israel. For the avoidance of doubt, Israel has been recognised by the European Commission as a country located outside the European Economic Area that does offer an adequate level of personal data protection.

8.5          Legal basis allowing the Company to collect and use Personal Data

With respect to the setting-up, implementation, administration and management of the Plan and the (electronic) register of Warrant Holders and (electronic) share register of the Company, the collection, processing and use of the Personal Data is necessary to perform Company’s contractual obligations towards the Holders. If the Personal Data of a Holder cannot be collected, processed or used, this Holder cannot participate in the Plan.

8.6          Rights of the Holders

The Holders can exercise their right to request access to and rectification or erasure of their Personal Data or restriction of processing concerning the Holders or to object to processing as well as the right to data portability by sending a written and signed request to the Company’s registered office at Rue Edouard Belin 12, 1453 Mont-Saint-Guibert, Belgium, for the attention of Ms. Maya Shmailov or by email to maya.shmailov@nyxoah.com.

Finally, if Holders are not satisfied with how the Company processes their Personal Data, they can contact the Company’s Data Protection Officer at Rue Edouard Belin 12, 1453 Mont-Saint-Guibert, Belgium, for the attention of Ms. Maya Shmailov or by email to maya.shmailov@nyxoah.com.

Holders also always have the right to make a complaint to the competent data protection authority in the EU Member State of their habitual residence, their place of work or of an alleged infringement of the applicable data protection rules.

8.7          Storage period of the Personal Data

Personal Data will be stored for a period of ten (10) years following the later of (i) the termination of the Plan or (ii) the end of a Holder’s participation in the Plan.

9              Miscellaneous

9.1          Amendments, suspension and termination of this Plan

The terms and conditions set out in this Plan may entirely or partially be amended, modified, suspended or terminated by the shareholders’ meeting at any time, except with regard to the Exercise Period which, as stated in Clause 6.2.1 of this Plan, can be modified by the Board of Directors. The amendment, suspension or termination of this Plan may not modify or limit the rights and obligations under a granted Warrant without the consent of the concerned Holder. No warrant can be granted when this Plan is suspended or after the termination of this Plan.

9.2          National legislation

Notwithstanding any provision of the Plan, the Board of Directors may modify or extend the provisions of the Plan and the conditions of the Warrants to the extent that it considers this to be necessary or preferable to take into account, to limit the disadvantageous consequences of, or to be in compliance with foreign legislation, including, but not limited to, tax and financial legislation applicable to the Holder, to the extent that the terms and conditions of the Warrants granted to such Holder are not more advantageous than the terms and conditions of the Warrants granted to the other Holders.

9.3          Costs and taxes

The costs regarding the capital increase shall be incurred by the Company. Seal rights, stock exchange taxes and other similar rights and taxes imposed as a result of the exercise of the Warrants and the delivery of new Shares are borne by the Holders. Any other possible taxes or rights due as a result of the grant of Warrants will also be borne by the Holders.

The costs regarding the issuance of the Warrants and the capital increase relating to the issuance and exercise of the Warrants are borne by the Company.

Holders (or, if applicable, his/her Beneficiaries) will have to bear any taxes (including but not limited to income taxes, capital gains taxes and stock exchange taxes) and employee or self-employed social security contributions due in connection with (a) the grant, exercise, and or transfer of the Warrants and (b) the delivery and ownership of the new Shares, in accordance with applicable tax and social security legislation.

The Company or a Subsidiary shall, upon granting of the Warrants pursuant to this Plan, levy any withholding tax provided for in the relevant applicable tax and/or social security laws, as provided for therein.

9.4          Investment risk

An investment in Warrants or Shares involves substantial risks.

Before making an investment decision with respect to the acceptance and/or exercise of the Warrants; the Beneficiary / Holder should consider the risks and uncertainties with which the Company is or might be confronted (including but not limited to those mentioned in the annual reports of the Company) and read the annual accounts and annual reports of the Company. Past performances of the Company give no guarantees for the future.

It cannot be excluded that the market value of a Share during the entire duration of the Warrants will be lower than the applicable exercise price of a Warrant. The taxes and social security contributions that may be due in connection with the granting of the Warrants cannot be recovered, even if the Warrants expire without having been exercised. It can also not be excluded that the value of the Shares after exercise of Warrants will decrease and that the Holder loses all or part of his investment in Shares.

9.5          Employment conditions

No provision of this Plan can be construed as creating an obligation of employment (either by way of an employment agreement, an appointment as director or a services agreement) between a Group Company and a Holder or an obligation for the Board of Directors to offer Warrants. Upon termination of the employment, the Holder shall in no event be entitled to demand damages within the framework of this Plan. The foregoing also applies, but is not limited to, the application of the tax legislation.

9.6          Nullity of a provision

The nullity or unenforceability of any provision of this Plan does not in any way affect the validity or enforceability of the remaining provisions of this Plan. In this case, the invalid or unenforceable provision will be replaced by an equivalent valid and enforceable provision having a similar economic effect for the parties concerned.

9.7          Applicable law

This Plan and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

9.8          Competent courts

The courts of Brussels (Belgium) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Plan (including a dispute relating to non-contractual obligations arising out of or in connection with this Plan).

9.9          Notices

Any notice to the Holders (and, if applicable, his/her Beneficiaries) shall be validly made to the address mentioned in the register of warrant holders.

Any notice to the Company, shall be validly made to the attention of the Board of Directors or the secretary of the Company at the address of the registered office of the Company.

Address modifications must be notified immediately by the Holders (and, if applicable, his/her Beneficiaries) to the Company in accordance with this provision.

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Adopted by the Board of Directors on 14 February 2020, subject to approval by the shareholders’ meeting.

On behalf of the Board of Directors:

Robert Taub	Janke Dittmer

Common Director and Chairman	B Director and Vice-Chairman